                         AGREEMENT AND PLAN OF MERGER



                         Dated as of November 5, 1999,


                                     Among


                             SIND HOLDINGS, INC.,


                            SIND ACQUISITION, INC.


                                      and


                          SYNTHETIC INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
                     ARTICLE I   THE OFFER AND THE MERGER
 SECTION 1.01    The Offer.............................................................    2
 SECTION 1.02    Company Actions.......................................................    3
 SECTION 1.03    The Merger............................................................    4
 SECTION 1.04    Closing...............................................................    4
 SECTION 1.05    Effective Time........................................................    4
 SECTION 1.06    Effects...............................................................    4
 SECTION 1.07    Certificate of Incorporation and By-laws..............................    4
 SECTION 1.08    Directors.............................................................    5
 SECTION 1.09    Officers..............................................................    5

   ARTICLE II  EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

 SECTION 2.01    Effect on Capital Stock...............................................    5
 SECTION 2.02    Exchange of Certificates..............................................    6

          ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 SECTION 3.01    Organization, Standing and Power......................................    8
 SECTION 3.02    Company Subsidiaries; Equity Interests................................    9
 SECTION 3.03    Capital Structure.....................................................    9
 SECTION 3.04    Authority; Execution and Delivery; Enforceability.....................   10
 SECTION 3.05    No Conflicts; Consents................................................   11
 SECTION 3.06    SEC Documents; Undisclosed Liabilities................................   11
 SECTION 3.07    Information Supplied..................................................   12
 SECTION 3.08    Absence of Certain Changes or Events..................................   13
 SECTION 3.09    Taxes.................................................................   13
 SECTION 3.10    Employee Benefit Plans................................................   14
 SECTION 3.11    Litigation; Settlement of Stockholder Disputes........................   16
 SECTION 3.12    Environmental Matters; Compliance with Environmental Laws;
                 Other Applicable Laws.................................................   17
 SECTION 3.13    Title to Properties...................................................   18
 SECTION 3.14    Confidentiality and Other Agreements..................................   18
 SECTION 3.15    Brokers; Schedule of Fees and Expenses................................   19
 SECTION 3.16    Opinion of Financial Advisor..........................................   19
 SECTION 3.17    Compliance With Laws; Permits.........................................   19
 SECTION 3.18    Contracts.............................................................   19
 SECTION 3.19    Insurance.............................................................   20
 SECTION 3.20    Intellectual Property.................................................   20
 SECTION 3.21    Labor Relations.......................................................   21
 SECTION 3.22    Transactions With Affiliates..........................................   21

     ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

 SECTION 4.01    Organization, Standing and Power......................................   21
 SECTION 4.02    Merger Sub............................................................   21
 SECTION 4.03    Authority; Execution and Delivery; Enforceability.....................   22
 SECTION 4.04    No Conflicts; Consents................................................   22
 SECTION 4.05    Information Supplied..................................................   22
 SECTION 4.06    Brokers...............................................................   23
 SECTION 4.07    Financing.............................................................   23
 SECTION 4.08    Litigation............................................................   23
 SECTION 4.09    Copies of Documents...................................................   23

             ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS


 SECTION 5.01    Conduct of Business...................................................  23
 SECTION 5.02    No Solicitation.......................................................  26

                       ARTICLE VI  ADDITIONAL AGREEMENTS

 SECTION 6.01    Preparation of Proxy Statement; Stockholders Meeting..................  27
 SECTION 6.02    Access to Information; Confidentiality................................  28
 SECTION 6.03    Reasonable Efforts; Notification......................................  28
 SECTION 6.04    Benefit Plans.........................................................  29
 SECTION 6.05    Indemnification.......................................................  30
 SECTION 6.06    Fees and Expenses.....................................................  31
 SECTION 6.07    Public Announcements..................................................  31
 SECTION 6.08    Transfer Taxes........................................................  31
 SECTION 6.09    Directors.............................................................  32
 SECTION 6.10    Debt Offer............................................................  32
 SECTION 6.11    Cooperation With Financing Efforts....................................  33
 SECTION 6.12    Consents..............................................................  34

                       ARTICLE VII  CONDITIONS PRECEDENT

 SECTION 7.01    Conditions to Each Party's Obligation to Effect the Merger............  34

                ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER

 SECTION 8.01    Termination...........................................................  34
 SECTION 8.02    Effect of Termination.................................................  35
 SECTION 8.03    Amendment.............................................................  35
 SECTION 8.04    Extension; Waiver.....................................................  36
 SECTION 8.05    Procedure for Termination Amendment, Extension or Waiver..............  36

                        ARTICLE IX  GENERAL PROVISIONS

 SECTION 9.01    Nonsurvival of Representations and Warranties.........................  36
 SECTION 9.02    Notices...............................................................  36
 SECTION 9.03    Definitions...........................................................  37
 SECTION 9.04    Interpretation; Disclosure Letters....................................  38
 SECTION 9.05    Severability..........................................................  38
 SECTION 9.06    Counterparts..........................................................  38
 SECTION 9.07    Entire Agreement; No Third-Party Beneficiaries........................  38
 SECTION 9.08    Governing Law.........................................................  38
 SECTION 9.09    Assignment............................................................  38
 SECTION 9.10    Enforcement...........................................................  39

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated as of November 5, 1999 by and among SIND HOLDINGS, INC., a Delaware corporation ("Parent"), SIND ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and SYNTHETIC INDUSTRIES, INC., a Delaware corporation (the "Company").

     WHEREAS, Parent has formed Merger Sub as a wholly owned subsidiary corporation of Parent under the Delaware General Corporation Law (the "DGCL") for the purpose of Merger Sub merging with and into the Company pursuant to the applicable provisions of the DGCL (the "Merger") so that the Company will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of Parent;

     WHEREAS, in furtherance of the Merger, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") for the purchase of all the issued and outstanding shares of common stock of the Company, par value $1.00 per share (the "Company Common Stock"), at a price per share of $33.00, net cash to each seller of Company Common Stock, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is fair to and in the best interests of their respective stockholders and have approved the Merger on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Company, Gibraltar, L.P., a Delaware limited partnership (the "Stockholder"), and the limited partners of the Stockholder are subject to the terms of the Stipulation and Agreement of Settlement, dated as of April 1, 1999 (the "Stipulation"), among the parties to the action styled Wininger v. SI Management L.P., et. al., No. C97-1622 CW, United States District Court for the Northern District of California (the "Wininger Litigation"), which has been incorporated into a final order of such court pursuant to which such court has directed and empowered the Special Committee of the Board of Directors (the "Special Committee") of the Company to take such actions as may be necessary to negotiate and approve the consummation of the transactions contemplated by this Agreement consistent with the process set forth in the Stipulation;

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement with a certain stockholder of the Company (the "Stockholder Agreement") pursuant to which, among other things, such stockholder shall agree to take certain actions to support the transactions contemplated by this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I


                           THE OFFER AND THE MERGER


     SECTION 1.01 The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of the execution and delivery of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The obligation of Merger Sub to, and of Parent to cause Merger Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived by Merger Sub in
                        ---------
its sole discretion, provided that, without the consent of the Company, Merger Sub may not waive the Minimum Tender Condition (as defined in Exhibit A)) and to
                                                              ---------
the other conditions in this Agreement. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer. Merger Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not, except as provided in the next sentence: (i) reduce the number of shares of Company Common Stock subject to the Offer; (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer; (iii) modify or add to the conditions set forth in Exhibit A in any manner materially adverse to the holders of Company Common
   ---------
Stock; (iv) extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company (w) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to purchase shares of Company Common Stock set forth herein or in Exhibit A are not satisfied, until such time as such conditions are satisfied or waived; (x) extend the Offer for a period of not more than 15 business days beyond the initial expiration date of the Offer, if on the date of such extension less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer; (y) extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC applicable to the Offer; and (z) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under this Section 1.01(a). It is agreed that the conditions to the Offer are for the benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or Merger Sub not inconsistent with the terms hereof). On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.


     (b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain, among other things, an offer to purchase and a related letter of transmittal and other ancillary documents (such Schedule 14D-l and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent and Merger Sub on the one hand, and the Company on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Merger Sub shall promptly notify the Company and its counsel regarding any comments that Parent, Merger Sub or their counsel receive from the SEC or its staff with respect to the Offer Documents and shall promptly provide to the Company and its counsel copies of such written comments, if any. The Company shall cooperate with Parent and Merger Sub in responding to any comments received from the SEC with respect to the Offer Documents.

     (c) Subject to the terms and conditions of this Agreement, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

     SECTION 1.02 Company Actions. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

     (b) In accordance with Rule 14d-9(e) of the Exchange Act, and prior to the Company Stockholders Approval (as defined in Section 3.04(c)), if any, the Company shall file with the SEC a Solicitation/ Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time and including the exhibits thereto, the "Schedule 14D-9") containing the recommendations described in Section 3.04(b) hereof and shall mail the Schedule 14D-9 to the stockholders of the Company. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information is false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall promptly notify Parent and its counsel regarding any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 and shall promptly provide to the Parent and its counsel copies of such written comments, if any.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession, followed promptly by written certification of copies destroyed, if any.

     SECTION 1.03 The Merger. On the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05) whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Notwithstanding the foregoing, Parent may elect at any time prior to the Merger, instead of merging Merger Sub into the Company as provided above, to merge the Company with and into Merger Sub, in which case Merger Sub shall be the Surviving Corporation; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants set forth in this Agreement solely by reason of such election. In such event, the parties shall, if required, execute an appropriate amendment to this Agreement in order to reflect the foregoing. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 1.04 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 7.01, or as soon as practicable after all the conditions set forth in Section 7.01 have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

     SECTION 1.05 Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State for the State of Delaware, a certificate of merger or certificate of ownership (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

      SECTION 1.06   Effects.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

      SECTION 1.07 Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety to read as set forth on Exhibit B, and, as so amended, such Certificate of
---------

Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. If, pursuant to Section 1.03 hereof, the Merger Sub is the Surviving Corporation, its Certificate of Incorporation shall not be amended in the Merger.

     (b) The By-Laws of the Company as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. If, pursuant to Section 1.03 hereof, the Merger Sub is the Surviving Corporation, its By-Laws shall not be amended in the Merger.

     SECTION 1.08 Directors. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.09 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



                                  ARTICLE II

                      EFFECT ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES


     SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock or any shares of capital stock of Merger Sub:

     (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub, or any wholly-owned subsidiary of the Company or Parent, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive in cash from the Company an amount equal to the price per share of Company Common Stock paid pursuant to the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

     (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by persons who are entitled to demand and properly demand appraisal of such shares pursuant to, and who comply in all respects with, Section 262 of the DGCL ("Appraisal Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c) hereof, but rather shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any holder of Appraisal Shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under
Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     (e) Treatment of Options. Immediately prior to the Effective Time, each outstanding Company Stock Option (as defined in Section 3.03) granted under any of the Company Stock Plans (as defined in Section 3.03), which is then exercisable or becomes exercisable as a result of the consummation of the transactions contemplated by this Agreement, shall be canceled by the Company, and at the Effective Time or as soon as practicable thereafter, the holder thereof shall be entitled to receive from the Surviving Corporation as of or as soon as practicable after the Effective Time in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share for such Company Stock Option, reduced by the amount of withholding or other taxes required by law to be withheld.

     Except as provided herein or as otherwise agreed by the parties, the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time.

     Prior to the Effective Time, the Company Board (as defined in Section 3.04(b)) and the Compensation Committee of the Company Board shall adopt such resolutions and the Company shall take such other actions as are necessary to carry out the terms of this Section 2.01(e).

     SECTION 2.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates (the "Certificates") representing Company Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedure. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest shall be paid or shall accrue on the cash payable upon the surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II, upon conversion of any shares of Company Common Stock, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of Certificates representing Company Common Stock as provided in this Section 2.02 for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

     (e)  No Liability.  None of Parent, Merger Sub, the Company or the
Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

     (g) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign tax law.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


      The Company represents and warrants to Parent and Merger Sub as follows:

      SECTION 3.01 Organization, Standing and Power. Each of the Company and each Significant Company Subsidiary (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own and operate its properties and assets and to conduct its businesses as presently conducted. The Company and each Significant Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business make such qualification necessary or the failure to so qualify has had or could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Company and the Company Subsidiaries (as defined in Section 3.02), taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement (a "Company Material Adverse Effect"). The Company has made available to Parent true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter") and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement, a "Significant Company

Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

      SECTION 3.02   Company Subsidiaries; Equity Interests.  (a)  Section
3.02 of the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the "Company Disclosure Letter") lists each Significant Company Subsidiary. All the issued and outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another subsidiary of the Company (a "Company Subsidiary") or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

     (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in Section 3.02 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other ownership or equity interest in any person.

     SECTION 3.03 Capital Structure. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. At the close of business on November 1, 1999: (i) 8,664,819 shares of Company Common Stock were issued and outstanding; (ii) 17,248 shares of Company Common Stock were held by the Company in its treasury; (iii) 865,848 shares of Company Common stock were subject to outstanding Company Stock Options (as defined in this Section 3.03); and (iv) 14,071 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in this Section 3.03). No other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since November 1, 1999, no additional shares of capital stock have been issued by the Company (except such shares of Company Common Stock, if any, that have been issued pursuant to the exercise of Company Stock Options so identified in Section 3.03 of the Company Disclosure Letter) and, except as set forth in Section 3.03 of the Company Disclosure Letter, no additional Company Stock Options or other stock rights have been granted. There are no outstanding Company SARs (as defined in this Section 3.03) that were not granted in tandem with a related Company Stock Option. All issued and outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be (when issued), duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right to which the Company is subject. There are no bonds, debentures, notes or other debts of the Company which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt"). Except as set forth above, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements, employee benefit plans or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound which: (i) obligate the Company or any Company Subsidiary to issue, deliver, redeem, repurchase or sell, or cause to be issued, delivered redeemed, repurchased or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary; (ii) obligate the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement, employee benefit plan or undertaking; or (iii) give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

     (b)  As used herein:


          "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

          "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

          "Company Stock Plans" means the plans providing for the grant of Company Stock Options or any other issuance of Company Capital Stock and listed in the Company Disclosure Letter.

     SECTION 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has the requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated herein. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held on November 4, 1999, duly and unanimously adopted resolutions: (i) approving this Agreement, the Offer and the Merger; (ii) determining that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders; (iii) recommending that the holders of Company Common Stock accept and tender their shares of Company Common Stock pursuant to the Offer; and (iv) recommending that the Company's stockholders adopt this Agreement, and assuming that neither Parent nor Merger Sub is an Interested Stockholder (as such term is defined in Section 203 of the DGCL) immediately prior to the Company Board taking the actions described in this Section 3.04(b), taken all other actions necessary to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger, this Agreement and the Stockholder Agreement, and the transactions contemplated hereby and thereby.

      (c) Assuming that neither Parent nor Merger Sub is an Interested Stockholder (as such term is defined in Section 203 of the DGCL) immediately prior to the Company Board taking the actions described in this Section 3.04(b), the only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Stockholder Approval").

     SECTION 3.05 No Conflicts; Consents. Except as set forth in Section 3.05 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Offer and the Merger and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of recission, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of: (i) the Company Charter, the Company By-Laws or the comparable charter or organizational documents of any Company Subsidiary; (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party; (iii) subject to the filings and other matters referred to in the following sentence, any judgment, award, ruling, order or decree ("Judgment") or statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective assets ("Applicable Law") including, without limitation, the Applicable Law of any foreign country, except where such conflict, violation or default, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or any other person, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions hereunder, other than: (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable; (ii) the filing with the SEC of (A) the Schedule 14D-9,
(B) a proxy or information statement relating to the approval and adoption of this Agreement and the Merger by the Company's stockholders (the "Proxy Statement"), if required; (C) any information statement (the "Information Statement") required under Rule 14f-1 of the Exchange Act, in connection with the Offer, and (D) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger and the other transactions contemplated hereby; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business; (iv) compliance with and such filings as may be required under applicable Federal, state or local environmental laws; (v) such filings as may be required in connection with the taxes described in
Section 6.08; (vi) filings under any applicable state takeover law; (vii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third party) in the transactions contemplated hereby or (B) as are set forth in Section 3.05 of the Company Disclosure Letter; and (viii) Consents the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.06 SEC Documents; Undisclosed Liabilities. The Company and the Company Subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by them with the SEC since November 1, 1996, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Company SEC Documents"). As of its respective date, each Company SEC Document (a) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and are in all material respects in accordance with the books of accounts and records of the Company and the Company Subsidiaries. Except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), and except as set forth in Section 3.06 of the Company Disclosure Letter, as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in:
(i) the Offer Documents, the Schedule 14D-9 or any Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) the Proxy Statement, if required, will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01) or at the time of any action by written consent in lieu of a meeting pursuant to
Section 228 of the DGCL with respect to this Agreement and the Merger, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement, if required, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based solely on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

     SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents or in Section 3.08 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:


          (i) any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (ii) any acquisition of any interest in a corporation, partnership or joint venture arrangement, that, individually or in the aggregate, involves or would involve an investment or expenditure by the Company in excess of $5,000,000;

          (iii) any material change in the Company's business as presently conducted (as in existence on the date of the Company's most recent audited financial statements);

          (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock, or any repurchase for value by the Company of any Company Capital Stock;

          (v) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

          (vi) any agreement by the Company or any Company Subsidiary authorizing any director or executive officer of the Company or any Company Subsidiary to receive (A) any increase in compensation, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents,
     (B) any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any new employment, severance or termination agreement;

          (vii) any change in accounting methods, principles or practices by the Company any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by change in GAAP;

          (viii) any action taken by the Company or any Company Subsidiary that would be prohibited after the date of this Agreement by Section 5.01 hereof.; or

          (ix)   any agreement by the Company to do any of the foregoing.

     SECTION 3.09 Taxes. (a) The Company and each Company Subsidiary have: (i) filed (or received valid extensions with respect to) all Federal, state and local and foreign Tax Returns which are required to be filed through the date hereof, and all such Tax Returns are true, complete and accurate in all material respects; and (ii) paid all Taxes shown on such returns and all assessments received by them except where, in the case of state and local and foreign Tax Returns, the failure to file or extend the due date of or pay the Taxes due and payable, in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

     (b) The Company has no knowledge of any tax deficiency which has been or might be asserted against the Company or any of its subsidiaries which has had or could reasonably be expected to have a Company Material Adverse Effect.

     (c) Except as disclosed in Section 3.09 of the Company Disclosure Letter, there is no material dispute or claim concerning any Tax liability of the Company or any Company Subsidiary that (i) has been claimed or raised by any authority in writing or (ii) as to which the directors and officers of the Company or any Company Subsidiary has any personal knowledge based upon personal contact with any agent of such authority.

     (d) The Company has made available to Parent correct and complete copies of all Tax Returns filed by the Company and each Company Subsidiary pursuant to the laws or regulations of any federal, state, local or foreign tax authority that have been examined or audited by the IRS or any other appropriate authority during the preceding ten years. Except as disclosed in Section 3.09 of the Company Disclosure Letter, no tax examination or audit is in progress.

     (e) Except as disclosed in Section 3.09 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than the Company and any Company Subsidiary) under Treas. Reg. (S) 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

     (f) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty or other tax, charge, fee, levy or other assessment including without limitation property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, and addition to tax, additional amount, deficiency, assessment or governmental charge, imposed by any federal, state, local or foreign taxing authority. The term "Tax Return" shall mean any material report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.

     (g) Except as set forth in Section 3.09 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make a payment that will not be deductible under Section 280G of the Code.

     SECTION 3.10 Employee Benefit Plans. (a) Except as disclosed in the Filed Company SEC Documents or in Section 3.10 of the Company Disclosure Letter, there are no collective bargaining agreements, any employee benefit plans (within the meaning of

Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, welfare, vacation, severance, disability, death benefit, hospitalization, medical, life or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"), and, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has been no amendment, termination or adoption of any Company Benefit Plan which would materially increase the Company's liability thereunder. Except as disclosed in the Filed Company SEC Documents or in Section
3.10 of the Company Disclosure Letter, as of the date of this Agreement there are no employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary.

     (b) None of the Company Benefit Plans (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company could incur liability under Section 4063 or 4064 of ERISA, (ii) is an employee pension benefit plan that is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or (iii) provides or promises to provide retiree medical or life insurance benefits.

     (c) All Company Benefit Plans are in compliance in all material respects with the requirements prescribed by applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, any of the Company Benefit Plans. Each Company Benefit Plan that is intended to be a tax-qualified plan is, in both form and operation, in material compliance with the requirements of Section 401(a) of the Code, has received or has applied for one or more IRS determination letters to such effect, and the Company is unaware of any facts that could cause the qualified status of such Company Benefit Plan to be adversely affected. All benefits due under each Company Benefit Plan have been timely paid and there is no material lawsuit or claim, other than routine uncontested claims for benefits, pending, or to the knowledge of Company threatened, against any Company Benefit Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such lawsuit or claim. No audit or investigation by any governmental authority is pending, or to the knowledge of Company threatened, regarding any Company Benefit Plan, and no party dealing with any Company Benefit Plan has engaged in any prohibited non-exempt transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty.

     (d) The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation or any "withdrawal liability" within the meaning of
Section 4201 of ERISA, in either case relating to any Company Benefit Plan or any pension plan maintained by any company which would be treated as a single employer with the Company, under Section 4001 of ERISA.

     (e) The Company has made available to Parent correct and complete copies of: (1) each Company Benefit Plan, including all amendments to such plan, and all summary plan descriptions and other summaries of such plan, (2) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Company Benefit Plan, (3) the most recent determination letter issued by the IRS with respect to each Company Benefit Plan that is intended to be tax qualified and a copy of any pending applications for such IRS letters, (4) the two most recent actuarial valuation reports for each Company Benefit Plan for which an actuarial valuation report has been prepared, (5) the two most recent annual reports (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Company Benefit Plan, (6) the most recent plan audits, financial statements, and accountant's opinion (with footnotes) for each Company Benefit Plan, and (7) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information, and insurance premiums for each Company Benefit Plan, and (8) all correspondence with government authorities concerning any Company Benefit Plan (other than as previously referenced above).

     (f) Each Company Benefit Plan can be amended or terminated at any time without approval from any person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

     (g)  Except as disclosed in the Filed Company SEC Documents or in Section
3.10 of the Company Disclosure Letter, no Company Benefit Plan provides for any severance pay, accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans, or vesting conditioned in whole or in part upon a change in control of the Business or any plant closing.

     (h)  Except as disclosed in the Filed Company SEC Documents or in Section
3.10 of the Company Disclosure Letter, the Company neither maintains nor participates in any Voluntary Employees' Beneficiary Association ("VEBA"), under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

     (i) The Company does not maintain, participate in, contribute to, or have any obligation to contribute or any liability with respect to any multiple employer plan, as defined in 29 C.F.R. (S)2530.210(c)i ii, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

     SECTION 3.11 Litigation; Settlement of Stockholder Disputes. (a) Except as disclosed in the Filed Company SEC Documents or in Section 3.11 of the Company Disclosure Letter, there is no suit, action or proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary that, individually or is the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

     (b) The Company and the Stockholder have been involved in certain litigation brought in the United States District Court for the Northern District of California and in the Chancery Court of Delaware and in connection therewith have entered into the Stipulation. The Order (as defined in the Stipulation) has been entered by the United States District Court for the Northern District of California and is final and nonappealable. The Company does not have, and, to its knowledge, will not have following the Closing, any liability or obligation to any person arising out of the Wininger Litigation or the Stipulation, except as set forth in the Stipulation. The receipt of all approvals and the other actions required to be taken pursuant to the Stipulation in connection with the Offer and the Merger have been, or at the time of the Closing will have been, duly taken.

     SECTION 3.12 Environmental Matters; Compliance with Environmental Laws; Other Applicable Laws. (a) Neither the Company nor any Company Subsidiary has received any notice or has been threatened with a claim alleging any past or present violation of, or liability for damages pursuant to any applicable Federal, state, local or foreign laws, statutes, ordinances, common law rules, regulations, orders or determinations of any Governmental Entity applicable to the Company or applicable to any Company Subsidiary, as the case may be, in its respective jurisdiction of operation relating to the protection of human health and safety, the environment or Hazardous Substances ("Environmental Laws"), to the extent that any such violation or liability, or such violations or liabilities in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company and all Company Subsidiaries are, and at all times in the past have been, in compliance with all applicable Environmental Laws, except where such non-compliance did not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

     (b) No Hazardous Substance has been stored, treated or disposed of by the Company or any Company Subsidiary or to the knowledge of the Company by any person on any real estate currently or formerly owned or leased by the Company or the Company Subsidiaries, respectively, except in compliance with applicable Environmental Laws; and the Company and the Company Subsidiaries have lawfully disposed of their Hazardous Substances with respect to the operations of their businesses except, in each case, where such failure to be in compliance or to obtain, store, treat or dispose of such Hazardous Substances, individually or in the aggregate, has not had or would not have a Company Material Adverse Effect.

     (c) The Company is not aware of any facts or circumstances that could reasonably lead the Company or any Company Subsidiary to conclude that the costs and liabilities, associated with the effect of Environmental Laws on the business, operations and properties of the Company and the Company Subsidiaries (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) could, individually or in the aggregate, have a Company Material Adverse Effect.

     (d) "Hazardous Substances" means any substances or materials: (i) the presence of which requires investigation or remediation under any Environmental Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or

"hazardous substance" under any Environmental Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Entity having or asserting jurisdiction over the Company or any Company Subsidiary; or
(v) the presence of which poses a hazard to the health or safety of persons; or
(vi) the presence of which constitutes a nuisance, trespass or other tortious condition for which the Company of any Company Subsidiary could be or is alleged to be liable; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

     SECTION 3.13 Title to Properties. Section 3.13 of the Company Disclosure Letter contains a true and complete list of all real property owned or leased by the Company and the Company Subsidiaries except for such real property on which the failure to hold title or have a valid lease has not had and could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Letter, each of the Company and each Company Subsidiary, as the case may be, has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or have not had and could not reasonably be expected to have a Company Material Adverse Effect. All such assets and properties, other than assets and properties in which the Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens, claims, imperfections of title, encroachments, easements, rights of way, covenants and restrictions other than those set forth in Section 3.13 of the Company Disclosure Letter and except for Liens, claims, imperfections of title, encroachments, easements, rights of way, covenants and restrictions that, in the aggregate, do not and will not materially interfere with the ability of the Company and each Company Subsidiary to conduct business as currently conducted or have not had and could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Letter, the Company and each Company Subsidiary has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Neither the Company nor any Company Subsidiary has received notice that the buildings and improvements located on any real property owned or leased by the Company or the Company Subsidiaries or the operation or maintenance thereof as operated and maintained (i) contravene any zoning or building law or ordinance or other administrative regulation or (ii) violate any restrictive covenant, encumbrance, impairment or any provision of any applicable federal, state, local or foreign law, except for such contraventions or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to, or that could affect, any property of the Company or the Company Subsidiaries, and no casualty has occurred with respect to any such property.

     SECTION 3.14 Confidentiality and Other Agreements. (a) The Company has no confidentiality agreement or standstill agreement with any third party with respect to a Company Takeover Proposal (as defined in Section 5.02) by such third party (each, a "Company

Confidentiality Agreement") in effect as of the date of this Agreement that has not been provided to Parent or Merger Sub.

     (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to any noncompetition or similar agreement that prohibits or restricts the Company or any of its affiliates from engaging in any business or other activities.

     SECTION 3.15 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than The Beacon Group Capital Services, LLC ("Beacon"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated herein, based upon arrangements made by or on behalf of the Company or any Company Subsidiary or affiliate of the Company. The Company has provided to Parent an estimate of all fees and expenses incurred or to be incurred by the Company in connection with this Agreement and consummation of the transactions contemplated hereby.

     SECTION 3.16 Opinion of Financial Advisor. The Company has received the opinion of Beacon, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a signed copy of which has been delivered to Parent.

     SECTION 3.17 Compliance With Laws; Permits. Except as disclosed in the Filed Company SEC Documents or in Section 3.17 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is in compliance with all applicable laws, regulations, orders, judgments and decrees, except for such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries hold, own or possess all governmental, regulatory and other filings, licenses, permits, approvals, registrations, consents, franchises and concessions (collectively, "Governmental Permits") as are necessary for the ownership and leasing of the property and conduct of the businesses of the Company and the Company Subsidiaries as currently conducted, except for such Governmental Permits which the failure to hold, own or possess, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents or set forth in Section 3.17 of the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance with their respective obligations under such Governmental Permits, with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, during the last two years none of such Governmental Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Governmental Permit has been received by the Company or any Company Subsidiary.

     SECTION 3.18 Contracts. There are no Company Material Agreements (as hereinafter defined) other than those disclosed in the Filed Company SEC Documents or set forth in

Section 3.18 of the Company Disclosure Letter. Except as set forth in Section
3.18 of the Company Disclosure Letter, each Company Material Agreement is in full force and effect and, to the knowledge of the Company, is valid and enforceable by the Company or a Company Subsidiary, as the case may be, in accordance with its terms. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any Company Material Agreement except for such defaults the effect of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Company Material Agreement. As used in this Agreement, "Company Material Agreement" shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding, whether or not in writing, to which the Company, any of the Company Subsidiaries or any of their respective properties is subject that (i) obligates the Company or any of the Company Subsidiaries to pay, or results in the payment to the Company or any Company Subsidiary of, an amount in excess of $5,000,000 in any twelve-month period; (ii) provides for the extension of credit by the Company or any Company Subsidiary outside the ordinary course of business; (iii) provides for a guaranty by the Company or any of the Company Subsidiaries of obligations of others for borrowed money in excess of $1,000,000; (iv) represents a contract upon which the Company and the Company Subsidiaries, taken as a whole, are substantially dependent or is otherwise material to the business of the Company and the Company Subsidiaries, taken as a whole; or (v) limits, in any material respect, the ability of the Company or any of the Company Subsidiaries to engage in any line of business, compete with any person or expand the nature or geographic scope of its business.

     SECTION 3.19 Insurance. The Company has made available to Parent correct and complete copies of all material policies and binders of insurance held by or on behalf of the Company and the Company Subsidiaries or relating to their respective businesses or properties. Each of these policies and binders is valid and enforceable in accordance with its terms and is outstanding and duly in force. Neither the Company nor any of the Company Subsidiaries is in material default with respect to any provision contained in any such policy or binder, nor has there been any failure to give notice or to present any claim relating to the Company or any of the Company Subsidiaries under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums (except premiums not yet due and payable), and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company or any of the Company Subsidiaries.

     SECTION 3.20 Intellectual Property. Except as disclosed in Section 3.20 of the Company Disclosure Letter, and except for claims which, individually or in aggregate, would not have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened claims of which the Company or the Company Subsidiaries have been given notice by any person against their use of any trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or the Company Subsidiaries and used in their respective operations as currently conducted (collectively, the "Company Intellectual Property"). The Company and the Company Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.21 Labor Relations. There are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any Company Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any Company Subsidiary and (ii) there are no strikes or other material labor disputes against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened.

     SECTION 3.22 Transactions With Affiliates. As of the date hereof, except as set forth in Section 3.22 of the Company Disclosure Letter or as disclosed in the Filed Company SEC Documents, there are no agreements, arrangements or transactions ("Related Party Agreements") which would be required to be disclosed pursuant to Rule 404(a) of Regulation S-K under the Securities Act. Except for those described in Section 3.22 of the Company Disclosure Letter, there will be no Related Party Agreements in effect after the Effective Time.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub, is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct its businesses as presently conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Parent.

     SECTION 4.02 Merger Sub. (a) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

     (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. No other capital stock or equity securities of or interests in Merger Sub are authorized or outstanding.

     SECTION 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of Parent and Merger Sub of this Agreement and the performance by it of its obligations have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent, as sole stockholder of Merger Sub, has approved and adopted this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and conditions.

     SECTION 4.04 No Conflicts; Consents. The execution and delivery of this Agreement by each of Parent and Merger Sub, does not, and the consummation of the Offer and the Merger and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of: (i) the charter or organizational documents of Parent or any of its subsidiaries; (ii) any Contract to which Parent or any of its subsidiaries is a party or by or to which any of their respective properties or assets is bound or subject; or (iii) subject to the filings and other matters referred to in the following sentence, any Judgment or Applicable Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses
(ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Offer and the Merger (a "Parent Material Adverse Effect"). No Consent of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or its obligations hereunder, other than: (i) compliance with and filings under the HSR Act, if applicable; (ii) the filing with the SEC of (A) the Offer Documents and
(B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Offer and the Merger; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iv) compliance with and such filings as may be required under applicable environmental laws; (v) such filings as may be required in connection with the taxes described in Section 6.08; (vi) filings under any applicable state takeover law; and (vii) such other items (A) required solely by reason of the participation of the Company (as opposed to any third party) in this Agreement (B) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect or (C) as are set forth in the letter, dated as of the date of this Agreement, from Parent to Merger Sub.

     SECTION 4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 4.06 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Offer and the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

     SECTION 4.07 Financing. Parent and Merger Sub have funds available, or binding commitments to provide funds, in either case sufficient to consummate the Offer, the Merger and the transactions contemplated by this Agreement on the terms contemplated by this Agreement, and, at the expiration of the Offer and the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as the case may be, and to perform any other transactions contemplated hereunder and their respective obligations under this Agreement.

     SECTION 4.08 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against Parent or Merger Sub that questions the validity of this Agreement or Parent's or Merger Sub's right to enter into this Agreement, or to consummate the transactions contemplated hereby or which, if decided in a manner adverse to Parent or Merger Sub, would reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.09 Copies of Documents. Parent and Merger Sub have caused to be made available for inspection and copying by the Company and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any schedule furnished by Parent and Merger Sub to the Company or reasonably requested in writing by the Company.

                                   ARTICLE V


                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01 Conduct of Business. (a) Business of the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (subject to the express restrictions set forth below) and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them so that its goodwill and ongoing business shall not be materially impaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company

Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii)   authorize for issuance, issue, deliver, sell, pledge or grant
     (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) (A) enter into, or propose or negotiate to enter into, any material contract, (B) amend, or propose or negotiate to amend, the terms of any existing material contracts or agreements of the type described in the foregoing clause, (C) acquire, or propose or negotiate to acquire, any interest in a corporation, partnership or joint venture arrangement (D) sell, transfer, assign, relinquish, terminate or make any other material change (taken on an individual basis) in, or propose or negotiate to take any such action with respect to, the Company's material interests (as of the date of this Agreement) in the equity or debt securities of any corporation, partnership or joint venture arrangement which holds such an interest, including, without limitation, the imposition of any Lien on any of the foregoing, (E) give, or propose or negotiate to give, any approvals relating to development plans, work plans, budgets or capital expenditure commitments in connection with any such interests or (F) make, or propose to make, any material change in the Company's material interests;

          (v) enter into any significant further commitment or arrangement with respect to the Company's pending SAP project or any other significant systems project;

          (vi) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

          (vii) (A) grant to any officer or director of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents,
     (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements, (C) enter into any new employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan, or (E) take any action to accelerate any rights or benefits (including vesting under the Company's 401(K) Plan), or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

          (viii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (ix) sell, lease, license or otherwise dispose of or subject to any Lien any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

          (x) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

          (xi) make or agree to make any new capital expenditure or expenditures other than capital expenditures which do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for fiscal year 2000 previously provided to Parent.

          (xii) make any material Tax election or settle or compromise any material Tax liability or refund, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or action, if any such election, settlement, compromise, consent or other action would have the effect of materially increasing the Tax liability or reducing any net operating loss, foreign tax credit, net capital loss or any other credit or tax attribute of the Company or any of the Company Subsidiaries (including, without limitation, deductions and credits related to alternative minimum Taxes);

          (xiii) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or currency exchange rates, except agreements or arrangements entered into in the ordinary course of business consistent with past practice;

          (xiv) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

          (xv) make any material change (including failing to renew) in the amount or nature of the insurance policies covering the Company and the Company Subsidiaries;

          (xvi) waive any material claims or rights relating to the Company's or any of the Company Subsidiaries' business;

          (xvii)  amend or otherwise modify the Stipulation; or

          (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in: (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue; (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect; or (iii) except as otherwise permitted by Section 5.02, any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Article VII, not
         -------
being satisfied.

     SECTION 5.02   No Solicitation.   (a) The Company shall not, nor shall it
permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of the Company or any Company Subsidiary (collectively, "Company Representatives") to: (i) solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined below); (ii) enter into any agreement with respect to any Company Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, at any time prior to the consummation of the Offer (the "Applicable Period"), the Company Board may, in response to a Company Superior Proposal (as defined below) that was not solicited by the Company or any Company Representative on or after the date hereof and that did not otherwise result from a breach of this Section 5.02(a), and subject to providing prior written notice of its decision to take such action to Parent (the "Company Notice") and compliance with Section 5.02(b), participate in discussions regarding such Company Superior Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries taken as a whole, or 25% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (based on the written advice of Beacon)
(x) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (y) provides greater present value to the Company's stockholders than the cash consideration to be received by such stockholder pursuant to the Offer and the Merger, as the Offer and the Merger may be amended from time to time.

     (b) The Company Board shall promptly advise Parent orally and in writing of any Company Takeover Proposal or Company Superior Proposal.

     (c) Nothing contained in this Section 5.02 shall prohibit the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from changing its recommendation made pursuant to Section 251 of the DGCL, or making any disclosure to the Company's stockholders if, in the good faith judgment of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01 Preparation of Proxy Statement; Stockholders Meeting. (a) If the approval and adoption of this Agreement by the Company's stockholders is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the

SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

     (b) To the extent that this Agreement requires Company Stockholder Approval, the Company shall, if requested by Parent and as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval (including establishing the record date, if requested by Parent, to be the date immediately after the date Merger Sub first purchases any shares of Company Common Stock pursuant to the Offer). The Company Board, subject to its fiduciary duties, shall recommend to its stockholders that they give the Company Stockholder Approval. If Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

     (c) Parent agrees to cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Merger Sub or any other subsidiary of Parent to vote to adopt and approve this Agreement and the Merger at the Company Stockholders Meeting or, at the election of Parent, to be subject to action by written consent in favor of the Company Stockholder Approval pursuant to Section 228 of the DGCL.

     SECTION 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's directors, officers, employees, accountants, counsel, financial advisers, financing sources and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws; and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. All nonpublic information exchanged pursuant to this
Section 6.02 shall be subject to the confidentiality agreement dated as of June 7, 1999, as amended and/or supplemented from time to time thereafter, between the Company and Parent (the "Confidentiality Agreement").

     SECTION 6.03 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other obligations of such party hereunder, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company shall: (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement; and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Offer and the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer and the Merger. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to take any action that would result in any of the consequences referred to in paragraph (a) of Exhibit A.
                 ---------

     (b) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of: (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.04 Benefit Plans. (a) For one year after the Closing Date, Parent shall either (i) cause the Surviving Corporation to continue to sponsor and maintain the Company Benefit Plans, or (ii) provide benefits to the employees of the Company who continue to be employed by the Surviving Corporation (the "Company Employees") under employee benefit plans, programs, policies or arrangements that in the aggregate are no less favorable than those benefits provided to the Company Employees by the Company immediately prior to the Closing Date. With respect any employee benefit plan, program, policy or arrangement sponsored or maintained by Parent and offered to the Company Employees in addition to or as a substitute for the Company Benefit Plans, Parent shall give the Company Employees service credit for their employment with the Company for eligibility and vesting purposes under all such employee benefit plans, programs, policies or arrangements as if such service had been performed with Parent. If Parent offers health benefits to the Company Employees under a group health plan that is not a Company Benefit Plan, Parent shall waive any pre-existing condition exclusions under such group health plan to the extent coverage exists for such condition under the Company Benefit Plan and shall credit each Company Employee with all deductible payments and co-payments paid by such Company Employee under the Company's health plan prior to the Closing Date during the current plan year for purposes of determining the extent to which any such Company Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health plan for such plan year.

     (b) Following the Effective Time, Parent shall cause the Company and its subsidiaries to honor (subject to this Section 6.04 and Section 6.05) all obligations under any contracts, agreements and commitments of the Company and its subsidiaries prior to the date hereof (or as established or amended in accordance with or permitted by this Agreement) the existence of which does not constitute a violation of the terms of this Agreement, which apply to any current or former employee, or current or former director of the parties hereto or any of their subsidiaries; provided, however, that this undertaking is not intended to prevent the Company or any subsidiary of the Company from enforcing such contracts, agreements and commitments in accordance with their terms, including, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement or commitment.

     (c) Nothing herein shall be construed as giving any employee of the Company or any Company Subsidiary, except those employees set forth in the Company Disclosure Letter, any right to continued employment following the Effective Time.

     SECTION 6.05 Indemnification. (a) After the earlier of (1) the Effective Time or (2) the consummation of the Offer, Parent shall and shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "Indemnified Party"), against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation, such consent not to be unreasonably withheld)) incurred by reason of the fact that such person is or was an officer or director of the Company or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted by law, such right to include advancement of expenses incurred in the defense of any action or suit; provided that any determination required to be made with respect to whether such Indemnified Party is entitled to indemnity hereunder (including without limitation whether, with respect to the indemnification of such Indemnified Party by the Surviving Corporation, an Indemnified Party's conduct complies with the standards set forth under the DGCL), shall be made at Parent's expense by independent counsel mutually acceptable to Parent and the Indemnified Party; provided further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

     (b) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the members of the Special Committee and current or former directors or officers of the Company and Company Subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-Laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-Laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $578,000.

     SECTION 6.06 Fees and Expenses. All fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 6.07 Public Announcements. (a) Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other obligations under this Agreement and shall not issue any such press release or make any such public statement relating thereto prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     (b) The Company shall give at least 24 hours' prior written notice to Parent Sub of any proposed press release or other public statement not relating to the Offer, the Merger or any of the obligations under this Agreement, which notice shall include the text of such press release or public statement.

     SECTION 6.08 Transfer Taxes. The Company shall pay any state, local, foreign or provincial Tax which is attributable to the transfer of the beneficial ownership of the Company's or the Company's subsidiaries' real property (collectively, the "Transfer Taxes"), if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer or the Merger, any state, local, foreign or provincial Tax which is attributable solely to and imposed upon the transfer of Company Common Stock pursuant to this Agreement (collectively, "Stock Transfer Taxes") and any penalties or interest with respect to any such Stock Transfer Taxes.
The Company shall file any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in any jurisdiction imposing such Transfer Taxes and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration to be received by holders of Company Common Stock in connection with the Offer and the Merger that is allocable to the real property of the Company and its subsidiaries in any jurisdiction imposing such Transfer Taxes shall be determined by Merger Sub and the Company in their reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.08 in the preparation of any return with respect to the Transfer Taxes. The Company acknowledges that the amount of the Transfer Taxes payable with respect to any shares of Company Common Stock may be withheld by Merger Sub from the amount to be paid pursuant to the Offer and the Merger with respect to such shares, unless the date on which the beneficial owner of such shares acquired beneficial ownership thereof is certified to Merger Sub.

     SECTION 6.09 Directors. Promptly upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Merger Sub plus the number of shares of Company Common Stock otherwise owned by Merger Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Merger Sub's designees to be so elected; provided, however, that in the event that Merger Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are Directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Company Board as provided above.

     SECTION 6.10   Debt Offer.

     (a) Provided that this Agreement shall not have been terminated, the Company shall promptly (but in no event later than 5 business days after the date hereof), commence an offer to purchase, accompanied by a related consent solicitation regarding covenant amendments, all of the Company's outstanding 9 1/4% Senior Subordinated Notes Due 2007 (the "Senior

Subordinated Notes"), on the terms set forth in Section 6.10 of the Company Disclosure Letter and such other customary terms and conditions as are reasonably acceptable to Merger Sub (as amended from time to time, the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Merger Sub. The Company shall not, without Merger Sub's prior written consent, waive any material condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Section 6.10 of the Company Disclosure Letter or make any other material changes in the terms and conditions of the Debt Offer. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Offer, it will accept for payment and pay for the Senior Subordinated Notes as soon as such conditions to the Debt Offer are satisfied and it is permitted to do so under applicable law, provided that the Company shall coordinate the timing of any such purchase with Merger Sub in order to obtain the greatest participation in the Debt Offer.

     (b) Promptly following the date of this Agreement, Merger Sub shall prepare, subject to comments of, and reasonable approval by, the Company and its counsel, an offer to purchase and related documents necessary to consummate the repurchase of the Senior Subordinated Notes and related consent solicitation (as amended from time to time, the "Debt Offer Documents"). All mailings to the holders of Senior Subordinated Notes in connection with the Debt Offer shall be subject to the prior review of Merger Sub. The Company will use its best efforts to cause the Debt Offer Documents to be mailed to the holders of the Senior Subordinated Notes as promptly as practicable following receipt of a request from Merger Sub to do so. The Company agrees promptly to correct any information in the Debt Offer Documents that shall be or have become false or misleading in any material respect.

     (c) The obligations of Parent and Merger Sub to consummate the Offer and to effect the Merger shall not be subject to the successful completion of the Debt Offer.

     SECTION 6.11   Cooperation With Financing Efforts.

     (a) The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers, employees and advisors to provide, reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Effective Time in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Merger Sub. In addition, in conjunction with the obtaining of any such financing and in addition to the Company's obligations pursuant to Section 6.10, the Company agrees, at the request of Merger Sub, to call for prepayment or redemption, or to repay, redeem and/or renegotiate, as the case may be, any other existing indebtedness of the Company; provided that no such prepayments or redemptions shall themselves actually be made until contemporaneously with or after the

Effective Time and the Company shall not be required to make any call for redemption or prepayment that is irrevocable when made.

     (b) In addition, the Company agrees to use its best efforts to cause its fiscal year end audit to be completed by December 20, 1999.

     SECTION 6.12 Consents. From and after the date of this Agreement and until the Closing, the Company and the Company Subsidiaries shall use their respective best efforts to obtain the consents of the parties listed in Section
3.05 of the Company Disclosure Letter.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT


     SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. If required by law, the Company shall have obtained the Company Stockholder Approval.

     (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, if any, shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     (d) Purchase of Stock. Merger Sub shall have previously accepted for payment and paid for the shares of Company Common Stock tendered and not withdrawn pursuant to the Offer.


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

     (a)  By mutual written consent of Parent, Merger Sub and the Company;

     (b)  By either Parent or the Company if:

                 (i) the Merger is not consummated on or before February 28, 2000 (the "Outside Date"), unless the failure to consummate the Merger is the result of a willful or material breach this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

                 (ii) any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (iii) as the result of the failure of any of the conditions set forth Exhibit A to this Agreement, the Offer shall have terminated
                   ---------
             or expired in accordance with its terms without Merger Sub having purchased any shares of Company Common Stock pursuant to the Offer; or

                 (iv) upon a vote at a duly held stockholders meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, however, that this Agreement may not be terminated by Parent pursuant to this clause (iv) if Parent or Merger Sub is in breach of Section 6.01;

     (c) by Parent, if the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Exhibit A;
   ---------

     (d) by Parent, if the Company Board withdraws, modifies or changes in any manner adverse to Parent and Merger Sub its approval or recommendation of the Offer, the Merger and this Agreement; or

     (e) by the Company, if Parent or Merger Sub breaches or fails to perform in any material respect any of their respective covenants contained in this Agreement.

     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than
Section 3.15, Section 4.06, Section 6.02, Section 6.06, this Section 8.02 and
Article IX and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

     SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.05 Procedure for Termination Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section
8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                              GENERAL PROVISIONS


     SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub, to:

                    Attention:    SIND HOLDINGS, Inc.
                                  c/o Investcorp Management Services Limited
                                  P.O. Box 5430
                                  Investcorp House
                                  Manama
                                  Bahrain
                                  Telecopier;  011-973-530-816
                                  Attention:  H. Richard Lukens, III

               with a copy to:    Gibson, Dunn & Crutcher LLP
                                  200 Park Avenue
                                  New York, NY 10166
                                  Tel: (212) 351-4000
                                  Fax: (212) 351-4035

                    Attention:    E. Michael Greaney


     (b)  If to the Company, to:

                     Synthetic Industries, Inc.
                     309 LaFayette Road
                     Chickamauga, Georgia 30707
                     Attention:  Joseph P. Dana
                     Tel: (423) 553-3403
                     Fax: (706) 375-6953

                     with a copy to:
                     King & Spalding
                     1185 Avenue of the Americas
                     New York, New York 10036
                     Attention:  Mark Zvonkovic
                     Tel: (212) 556-2250
                     Fax: (212) 556-2222

     SECTION 9.03   Definitions.  For purposes of this Agreement:

     An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

     A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 9.04 Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in one section of the Company Disclosure Letter shall be deemed disclosed for another section of the Company Disclosure Letter if and only to the extent that it is apparent from such disclosure that it is intended for both purposes.

     SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.07   Entire Agreement; No Third-Party Beneficiaries.  This
Agreement: (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereunder and (ii) except for the provisions of Article II and Section 6.05, is not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement.

Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any transactions contemplated hereunder; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Agreement or any transactions contemplated hereunder in any court other than any Delaware state court or any Federal court sitting in the State of Delaware; and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transactions contemplated hereunder.


                     [signatures follow on separate page]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                  SIND HOLDINGS, INC.

                                  By________________________________
                                    Name:
                                    Title:

                                  SIND ACQUISITION, INC.

                                  By________________________________
                                    Name:
                                    Title:

                                  SYNTHETIC INDUSTRIES, INC.

                                  By________________________________
                                    Name:  Joseph F. Dana
                                    Title:  President and Chief Operating
                                            Officer

                                   EXHIBIT A

                            Conditions of the Offer


     Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition"). The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (i) with the consent of the Company or (ii) if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity or any other person: (i) challenging the acquisition by Parent or Merger Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by this Agreement, or resulting in a material delay in or material restriction on the ability of Merger Sub to consummate the Offer or the Merger or seeking to obtain from the Company, Parent or Merger Sub any damages that could result in a Company Material Adverse Effect; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of their respective businesses or assets, as a result of the Offer, the Merger or any other Transaction;
     (iii) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries; or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

          (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to: (i) Parent, the Company or any of their respective subsidiaries; or
     (ii) the Offer, the Merger or any other Transaction, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subparagraph (a) above;

          (c) there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had a Company Material Adverse Effect;

          (d) there shall have occurred: (i) any general suspension of trading of securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index);
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that might materially affect, the extension of credit by banks or other lending institutions; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or (v) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof;

          (e) the representations and warranties by the Company contained in this Agreement shall not be true and correct as of the date of this Agreement and at the scheduled or extended expiration of the Offer, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date); provided, however, that, other than with respect to the representations in Section
     3.03 (Capital Structure) as to the number of issued and outstanding shares of capital stock of the Company and Company Stock Options, the condition set forth in this subparagraph (e) shall be considered satisfied unless, ignoring for this purpose all qualifications as to materiality and Company Material Adverse Effect in such representations and warranties, the inaccuracies in the representations and warranties (with all such inaccuracies taken in the aggregate) have had or would reasonably be expected to have a Company Material Adverse Effect.

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by the Company under this Agreement;

          (g) this Agreement shall have been terminated in accordance with its terms; or

          (h) the Company Board withdraws, modifies or changes in any manner adverse to Parent and Merger Sub its approval or recommendation of the Offer, the Merger and this Agreement.

                                                                      SCHEDULE I

                                  Definitions

Term                                                   Defined in Section
----                                                   ------------------
"affiliate"                                            9.03
"Applicable Law"                                       3.05(a)
"Applicable Period"                                    5.02(a)
"Appraisal Shares"                                     2.01(d)
"Beacon"                                               3.15
"Certificate of Merger"                                1.05
"Certificates"                                         2.02(a)
"Closing"                                              1.04
"Closing Date"                                         1.04
"Code"                                                 3.10(b)
"Company"                                              Recitals
"Company Benefit Plans"                                3.10
"Company Board"                                        3.04(b)
"Company By-Laws"                                      3.01
"Company Charter"                                      3.01
"Company Common Stock"                                 Recitals
"Company Confidentiality Agreement"                    3.14(a)
"Company Disclosure Letter"                            3.02(a)
"Company Employees"                                    6.04(a)
"Company Intellectual Property"                        3.20
"Company Material Adverse Effect"                      3.01
"Company Material Agreement"                           3.18
"Company Notice"                                       5.02(a)
"Company SAR"                                          3.03(b)
"Company SEC Documents"                                3.06
"Company Stock Option"                                 3.03(b)
"Company Stock Plans"                                  3.03(b)
"Company Stockholder Approval"                         3.04(c)
"Company Stockholders Meeting"                         6.01(b)
"Company Subsidiary"                                   3.02(a)
"Company Superior Proposal"                            5.02(a)
"Company Takeover Proposal"                            5.02(a)
"Confidentiality Agreement"                            6.02(b)
"Contract"                                             3.05(a)
"Consent"                                              3.05(a)
"Debt Offer"                                           6.10(a)
"Debt Offer Documents"                                 6.10(b)
"DGCL"                                                 Recitals
"Effective Time"                                       1.05
"ERISA"                                                3.11(a)
"Environmental Laws"                                   3.13(a)

"Exchange Act"                                         1.01(a)
"Exchange Fund"                                        2.02 (a)
"Filed Company SEC Documents"                          3.06
"Fully Diluted Shares"                                 Exhibit A
"GAAP"                                                 3.06
"Governmental Entity"                                  3.05(a)
"Governmental Permits"                                 3.17
"Hazardous Substance"                                  3.12(d)
"HSR Act"                                              3.05(a)
"Indemnified Party"                                    6.05
"Independent Directors"                                6.09
"Information Statement"                                3.05(a)
"Judgment"                                             3.05(a)
"Liens"                                                3.02(a)
"Maximum Premium"                                      6.05(b)
"Merger"                                               Recitals
"Merger Consideration"                                 2.01(c)
"Merger Sub"                                           Recitals
"Minimum Tender Condition"                             Exhibit A
"Offer"                                                Recitals
"Offer Documents"                                      1.01(b)
"Outside Date"                                         8.01(b)
"Parent"                                               Recitals
"Parent Material Adverse Effect"                       4.04(iii)
"Paying Agent"                                         2.02(a)
"person"                                               9.03
"Proxy Statement"                                      3.05(a)
"Related Party Agreement"                              3.22
"SEC"                                                  1.01(a)
"Senior Subordinated Notes"                            6.20(a)
"Securities Act"                                       3.06
"Schedule 14D-9"                                       1.02(b)
"Significant Company Subsidiary"                       3.01
"Special Committee"                                    Recitals
"Stipulation"                                          Recitals
"Stock Transfer Taxes"                                 6.08
"Stockholder"                                          Recitals
"subsidiary"                                           9.03
"Surviving Corporation"                                1.03
"Tax"                                                  3.09(f)
"Tax Return"                                           3.09(f)
"Transfer Taxes"                                       6.08
"Voting Company Debt"                                  3.03
"Wininger Litigation"                                  Recitals